UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2011

GLOBAL BEVERAGES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-28865	88-0373061

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Yarraman Road, Wybong,
Upper Hunter Valley,
New South Wales, Australia 2333

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +(61)2 6547-8118

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
▪
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
▪
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
▪
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01.   Other Events.

          On July 30, 2010, Global Beverages Inc. (the “Registrant” or the “Company”), Montrose International Holdings LTD (“Montrose”) and Aegis Capital, Corp. executed a Summary Offer Sheet pursuant to which the Registrant would acquire Montrose. The proposed acquisition was subject to negotiation of definitive documentation and due diligence. In February, 2011, the Company terminated negotiations to acquire Montrose.

          On July 1, 2009, the Company acquired Asia Distribution Solutions Limited (“ADSL”). Prior to the ADSL acquisition, ADSL had acquired three distribution companies in the Peoples’ Republic of China. Agreement to acquire two of the distribution companies, Shanghai Run Ke and Chengdu Gao Li Yuan, were entered in 2008. When the Company agreed to acquire ADSL, the Company was never made aware that ADSL had only paid part of the consideration required to complete these acquisitions. Further, the Company subsequently learned that in China, ownership of the shares of a company does not give the owner managerial or operational control. Control could only be acquired with the payment of deferred consideration due to the sellers. This contingency was never disclosed in any of the ADSL acquisition documentation, nor did ADSL’s audited financial statements indicate that this contingency existed. The Company only became aware of the contingency a number of months after completion of the ADSL acquisition. In September 2008, ADSL acquired the third distribution company, Shi Xuan Trading (Shanghai) Co. Ltd. The acquisition of this third company was also completed with a partial down payment with further payment of deferred consideration required in order to obtain management and operational control.

          Since the acquisition of ADSL, the Company has continuously sought to raise the capital necessary to complete the three acquisitions. Most recently, in August 2010, the Company retained a US investment banking firm to use best efforts to secure bridge financing. The bridge funding, if fully subscribed, would have provided sufficient capital to complete the acquisitions and provide working capital to expand the Company’s distribution operations in China and Australia. Various investors, including members of the Company’s Board of Directors invested funds. However the Company terminated the bridge funding transaction on December 20, 2010 after raising only a small fraction of the target amount.

          In the absence of sufficient capital raising activities, various directors have made loans to, and provided guarantees in support of, the Company’s operations since the acquisition of ADSL. The Company renegotiated the terms of the acquisition agreements with the three China distribution companies in 2009 and again in 2010 to allow more time to pay the deferred consideration for the acquisitions.

          Despite the best efforts of the Board and the Company’s financial advisors, prevailing market conditions have prevented the Company from securing the funds necessary for it to support and develop its business in China. Accordingly, the acquisition agreements have terminated. Management is currently evaluating whether to pursue claims relating to the failure to disclose material information. These claims may include ADSL’s legal counsel and accountants.

          The Company’s management believed that the completion of the acquisition of the China distribution operations would have allowed the Company to operate profitably and the proceeds of the financing would have given the Company working capital sufficient for the needs of all of its operation.

          In the absence of the China distribution acquisitions, our business has consisted exclusively of the operations of our Australian subsidiary, Yarraman Estate Pty Ltd. (“Yarraman”), which owns and operates a winery and vineyard at Wybong, New South Wales, Australia, and has been leasing and operating a vineyard at Jugiong, New South Wales, Australia. In late 2010, the East Coast of Australia suffered significant rainfall, resulting in substantial flooding and subsequent disease in our vineyards. As a result the entire grape crop on both the Wybong and Jugiong vineyards was lost, with a resultant loss of revenue estimated at $2 million.

          This loss of revenue and cash flow placed further financial pressure on the Company. As a result, on June 23, 2011, Yarraman voluntarily undertook a Deed of Company Arrangement, which is an out of court reorganization process in Australia. An administrator was appointed to oversee Yarraman’s operations until a plan of reorganization could be completed. On June 15, 2011, a meeting of the creditors of Yarraman was held. Subsequent to that meeting it was agreed by all parties to restructure Yarraman’s operations. As part of the reorganization, the fixed assets owned by Yarraman (winery and vineyard and plant and equipment) will be sold to repay the debt owing to the senior secured lender who holds the mortgage over these assets. The remaining Yarraman assets, consisting of its wine and cider operations, have been contributed to Global Beverages Holdings Pty. Ltd, a new wholly-owned subsidiary of the Company. Under the Deed of Company Arrangement, unsecured creditors of Yarraman will receive a settlement amount from Global Beverages Holdings Pty. Ltd to be paid over 40 months, which amount is guaranteed by the Company. The senior lender has no recourse against the assets of Global Beverage Holdings Pty. Ltd. Once this plan was approved, management of Yarraman was returned to its directors.

          The Company is not currently able to fund the costs associated with elevating to a more senior stock exchange. The Company’s shares are likely to remain on the Pink Sheets until such time as the Company is able to raise capital to fund the execution of its business strategy.

          The Board is currently evaluating a number of options to further restructure the Company to re-create a business viable to support a public company structure.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Deed of Company Arrangement dated June 23, 2011 between Yarraman Estate Pty Limited, Roderick Mackay Sutherland, as administrator, Global Beverages, Inc. and certain other parties thereto.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BEVERAGES INC.

Date: December 2, 2011	By:	/s/ Ian Long

Ian Long
President